Exhibit (a)(27)

THORNBURG INVESTMENT TRUST

TWENTY-EIGHTH AMENDMENT AND SUPPLEMENT TO

AGREEMENT AND DECLARATION OF TRUST

THIS TWENTY-EIGHTH AMENDMENT AND SUPPLEMENT is made by Garrett Thornburg, David A. Ater, David D. Chase, Sally Corning, Susan H. Dubin, Brian J. McMahon, Owen D. Van Essen and James W. Weyhrauch (the “Trustees”).

The Trust was formed on June 3, 1987 by an Agreement and Declaration of Trust - Limited Term Trust dated June 3, 1987. Section 3.1 permits the creation of new series of shares in addition to the series established and designated in Section 3.2.

Accordingly, by execution of this Amendment and Supplement, the Trustees effect the following amendment to the Agreement and Declaration of Trust.

Creation of New Series

The Trustees establish a new series of shares designated “Thornburg International ESG Fund” effective May 19, 2015. The new series will have the relative rights and preferences described in Section 3.2 of the Agreement and Declaration of Trust.

The Trustees effect this amendment as of May 19, 2015 and direct the Trust’s president to file, or cause to be filed, this Amendment and Supplement in the appropriate governmental offices.

/s/ Garrett Thornburg	/s/ Susan H. Dubin

Garrett Thornburg	Susan H. Dubin

/s/ David A. Ater	/s/ Brian J. McMahon

David A. Ater	Brian J. McMahon

/s/ David D. Chase	/s/ Owen D. Van Essen

David D. Chase	Owen D. Van Essen

/s/ Sally Corning	/s/ James W. Weyhrauch

Sally Corning	James W. Weyhrauch

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